Exhibit 3.6
Office of Secretary of State

     I, MICHAEL HARKINS, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF A & W BRANDS, INC. FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF OCTOBER, A.D. 1985, AT 10 O’CLOCK A.M.
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/s/ Michael Harkins

Michael Harkins, Secretary of State

	AUTHENTICATION:	| 0642217

725296083	DATE:	10/23/1985

CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
A & W BRANDS, INC.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
     A & W BRANDS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
     FIRST: That by unanimous written consent of the Board of Directors of the Corporation, filed with the minutes of the Board, a resolution was duly adopted proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation as follows:
     RESOLVED, that, subject to the approval of the stockholders of the Corporation, the Certificate of Incorporation of the Corporation be and hereby is amended to revise Article FOURTH, subsection 2(a)(2)(vii) to read in its entirety as follows:
     (vii) Reissuance Prohibited. The Corporation shall not reissue any shares of Preferred Stock which shall have been redeemed by the Corporation pursuant to subsection 2(a)(2) of this Article FOURTH and all such shares so redeemed shall be cancelled and shall cease to be a part of the authorized shares of the Corporation, and all obligations of the Corporation with respect to such shares shall terminate upon such cancellation.
     SECOND: That written consent to such amendment by the holders of all issued and outstanding stock has been duly given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.
     IN WITNESS WHEREOF, A & W Brands, Inc. has caused this Certificate to be signed by M.L. Lowenkron, its President, and attested by Anthony Williams, its Secretary, this 22nd day of October, 1985.

A & W BRANDS, INC.

By	/s/ M.L. Lowenkron M.L. Lowenkron,
President
Attest:

/s/ Anthony Williams Anthony Williams,
Secretary